SECURITIES AND EXCHANGE COMMISSION
                      Washington, DC  20549

                   PRELIMINARY PROXY STATEMENT

 PURSUANT TO SECTION 14A OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant     [X]
Filed by a Party other than the Registrant    []

Check the appropriate box:

[X] Preliminary Proxy Statement
[]  Confidential, for Use of the Commission Only (as permitted by
       Rule 14a-6(e)(2))
[]  Definitive Proxy Statement
[]  Definitive Additional Materials
[]  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                      BICO, INC.
     (Name of Registrant as Specified in its Charter)


Payment of Filing Fee

[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(I)(1), 14a-6(i)(2)
       Or Item 22 (a)(2) of Schedule 14a
[]   $500 per each party to the controversy pursuant to Exchange Act
       Rules 14a-6(i)(3)
[]   Fee computed on table below per Exchange Act Rules 14a-6(i)(4)
       And 0-11

     1) Title of each class of securities to which transaction applies:
     2) Aggregate number of securities to which transaction applies:
     3) Per unit price or other underlying value of transaction
          Computed pursuant to Exchange Act Rule 0-11 (set forth
          The amount on which the filing fee is calculated and state How it was determined):
     4) Proposed maximum aggregate value of the transaction:
     5) Total fee paid:

[] Fee paid previously with preliminary materials
[] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

          (1) Amount Previously Paid:
          (2) Form, Schedule or Registration Statement No.:
          (3) Filing Party:
          (4) Date Filed:


                           PRELIMINARY


                           BICO, INC.
                     2275 SWALLOW HILL ROAD
                      PITTSBURGH, PA 15220



May __, 2002


Dear Stockholder:

     You are invited to attend a Special Meeting of Stockholders to be held on June 26, 2002 at ____________ in
___________________, PA at 9:00 a.m., Eastern Standard Time.

     The accompanying Notice of Special Meeting and Proxy
Statement provide information about the matters to be acted upon by the stockholders.

     Our Board of Directors appreciates your continued support and urges you to vote FOR the item presented.



Sincerely,




Fred E. Cooper
CEO


PRELIMINARY

                           BICO, INC.
                     2275 Swallow Hill Road
                      Pittsburgh, PA  15220
                     Telephone 412-429-0673

            NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                   TO BE HELD ON JUNE 26, 2002




The Special Meeting of the stockholders of BICO, Inc., a Pennsylvania Corporation will be held at the ______________, ______________, Pennsylvania, on June 26, 2002 at 9:00 a.m.,
local time, for the following purpose:

  1. To amend our Articles of Incorporation, as amended; to increase the number of authorized shares of common stock to 5,000,000,000, as set forth in the proxy statement.

                             By Order of the Board of Directors


                             ___________________________________
                             Anthony J. Feola, Secretary



Date:  May __, 2002



PLEASE NOTE: ONLY BONA FIDE STOCKHOLDERS WILL BE ADMITTED TO THE
 SPECIAL STOCKHOLDERS MEETING; PHOTO IDENTIFICATION AND PROOF OF
OWNERSHIP AS OF THE RECORD DATE WILL BE REQUIRED FOR ADMITTANCE.


If you can't attend the Special Meeting in person, you should fill out and mail the enclosed proxy card as soon as you can to:
Proxy Tabulation Dept., Mellon Investor Services, 44 Wall Street, 6th Floor, New York, New York 10005. We'd appreciate your prompt response via proxy. For your vote to count, you need to return your proxy card by June 25, 2002. You can change your vote by either: sending a written notice to our secretary, Anthony J. Feola; by sending a new proxy with a later date; or by coming to the meeting and changing your vote in person.

PRELIMINARY



                           BICO, Inc.
             The Bourse, Building 2500, Second Floor
         2275 Swallow Hill Road | Pittsburgh, PA  15220
              (412) 429-0673   FAX  (412) 279-1367


                           BICO, INC.

      We plan to mail this Proxy Statement by May 23, 2002


                         PROXY STATEMENT
               FOR SPECIAL MEETING OF STOCKHOLDERS
                          June 26, 2002

     Our board of directors sent this proxy to you. If you send in your proxy card and want to change your vote, you can do so in one of three ways:

     (1) Send a written notice to our secretary, Anthony J. Feola at our address noted above
     (2)  Send a new proxy with a later date than the first one
     (3)  Come to the meeting and change your vote in person.


     We're paying for all the costs and expenses to send this proxy to you. Those costs include reimbursements to other people who send proxies for us.

     April 8, 2002 was the record date for this meeting. Record date means that only the people who owned our stock on April 8, 2002 are allowed to vote at this meeting and get this proxy. Each share of our common stock is entitled to one vote. We had 2,656,885,988 shares outstanding as of that record date.


          SOLICITATION OF PROXIES AND VOTING PROCEDURES

     Our board of directors is soliciting this proxy. We are paying the expenses of this solicitation, including the cost of preparing, handling, printing and mailing the notice of special meeting, proxy and proxy statement. We estimate that it will cost about $200,000. Part of that total includes fees we'll pay to Mellon Investor Services, our registrar and transfer agent, for its assistance in the solicitation of proxies. We'll also reimburse brokers and other persons holding shares in their names or those of their nominees for their expenses for sending proxy materials to stockholders and obtaining their proxies.

     We urge you to specify your choice, date, and sign and
return the enclosed proxy in the enclosed envelope.   We'd
appreciate your prompt response. Each share of our common stock outstanding as of the record date is entitled to one vote on each matter submitted to the stockholders for a vote at the meeting. The matters submitted to a vote at the meeting will be decided by the vote of a majority of all votes cast in person or by proxy at the meeting. Abstentions will be treated as shares present and entitled to vote for purposes of determining the presence of a quorum, but will not be considered as votes cast in determining whether the stockholders have approved a matter. If a broker or other record holder or nominee indicates on a proxy that it does not have authority as to certain shares to vote on a particular matter (commonly referred to as "broker non-votes"), those shares will not be considered as present and entitled to vote with respect to that matter.

Transfer Agent

     Mellon Investor Services in New York, New York acts as our registrar and transfer agent for our common and preferred stock.
We act as our own warrant registrar transfer agent.


                    DESCRIPTION OF SECURITIES

     Our authorized capital currently consists of 4,000,000,000 shares of common stock, par value $.10 per share and 500,000 shares of cumulative preferred stock, par value $10.00 per share.

Preferred Stock

     Our Articles of Incorporation authorize the issuance of a maximum of 500,000 shares of cumulative convertible preferred stock, and authorize our board of directors to define the terms of each series of preferred stock. In 2001 and 2002, our board of directors authorized the creation of five new series of convertible preferred stock - series G, H, I, J and K. The certificates of designation for each series - the corporate document that defines the terms of those series of preferred stock - are all filed as exhibits to this registration statement. As of April 30, 2002 we had a total of _________ shares of our preferred stock outstanding, as follows:

    10,530 shares of Series G
     2,000 shares of Series H
     4,000 shares of Series I
       750 shares of Series J
    15,000 shares of Series K

     None of our convertible preferred stock is secured by any of our assets. Each share of our preferred stock has a designated value of $500 per share. There is no minimum conversion price, so the lower the bid price of our stock, the more shares we will need to issue when our preferred stock is converted - there is no limit on the number of shares of our common stock that our preferred stock can be converted into. This means that, if our stock price is low, the preferred stockholders could own a large percentage of our outstanding common stock - except that they have each agreed not to own more than 5% of our common stock at any one time. We only sold our preferred stock to accredited investors. We can redeem our preferred stock. On April 1, 2002, we filed a registration statement on Form S-1 to cover the common stock our preferred stockholders will receive when they convert their preferred stock. You should review that registration statement for more information on our preferred stock and our stock offering on their behalf. We will send you a copy of our registration statement - your instructions to receive it are on the last page of this proxy.

     Each series of preferred stock has its own minimum holding period and each series defines its conversion price. Copies of our preferred stock documents are attached to this prospectus as exhibits.

     Our series G preferred stock has a minimum holding period of the earlier of: 60 days from issuance or the date our registration statement on Form S-1 is declared effective by the SEC. The series G preferred is convertible into our common stock at a 24% discount to the 5-day average of our closing bid price immediately prior to conversion.

     Our series H preferred stock has a minimum holding period of the earlier of: 75 days from issuance or 35 days after the date our registration statement on Form S-1 is declared effective by the SEC. The series H is convertible into our common stock at a 20% discount to the 5-day average of our closing bid price immediately prior to conversion.

     Our Series J preferred stock has a minimum holding period of 30 days from issuance and is convertible into our common stock at a 20% discount to the 5-day average of our closing bid price immediately prior to conversion.

     We raised a total of $6,640,000 from selling our series G, H and J preferred stock.

     We issued 4,000 shares of our series I preferred stock to Mr. and Mrs. Farrell Jones as part of a renegotiation and settlement of amounts due in connection with our purchase of ICTI back in 1998. Even though we wrote off that entire investment, we still owed the Joneses a total of $5,450,348. In December 2001, we finalized an agreement with the Joneses to decrease the amount owed to a total of $2,887,500. Of that total, $2 million was applied when we issued them the 4,000 shares of series I preferred stock. The series I preferred is convertible at any time into our common stock based on the 5-day average of our
closing bid price immediately prior to conversion.   None of the
series I has been converted to date. We don't have any other relationship with the Joneses other than these remaining issues from the ICTI transaction. You should review our Form 10-K for more information on the settlement with the Joneses. We will send you a copy of our 10-K if you request it - the instructions are on the last page of this proxy.

     In February 2002, we accepted a $25 million funding commitment from J.P. Carey Asset Management, LLC, a Georgia corporation. The initial funding from this commitment is through J.P. Carey Asset Management's purchase of $7.5 million of our
Series K preferred stock.   We will not begin to receive that
money until the SEC declares our registration statement filed on April 1, 2002 effective. We will receive funds, about once a month, based on the following formula. Based on that formula, we would have received about $1 million in April 2002. If our stock price and/or our trading volume decrease, we would have to request less.

     First, compute the daily trading value for our stock: the closing bid price times that days' volume

     Second, compute that daily trading value for the 22 trading days prior to conversion

     Third, take the average of those 22 days trading value

     Finally, multiply that 22-day average by 6.

     The conversion price for the Series K preferred is based on a 10% discount to the average of the lowest 3 consecutive closing bid prices during the 22 days prior to conversion. For example, if conversion had occurred on
April 10, 2002, it would have been at a 10% discount to the average closing bid prices on April 5, 8 and 9, 2002. That price, after the discount, would be $0.0126 per share. If our stock price drops, the conversion price per share will also drop.

Common Stock

     Holders of our common stock are entitled to one vote per share for each share held of record on all matters submitted to a vote of stockholders. Holders of our common stock do not have cumulative voting rights, and therefore the holders of a majority of the shares of common stock voting for the election of directors may elect all of the directors, and the holders of the remaining common stock would not be able to elect any of the directors. Subject to preferences that may be applicable to the holders of our preferred stock, if any, the holders of our common stock are entitled to receive dividends that may be declared by our board of directors.

     In the event of a liquidation, dissolution or winding up of our operations, whether voluntary or involuntary, and subject to the rights of any preferred stockholders, the holders of our common stock would be entitled to receive, on a pro rata basis, all of our remaining assets available for distribution to our stockholders. The holders of our common stock have no preemptive, redemption, conversion or subscription rights. As of April 30, 2002, we had ________________________ shares of our common stock outstanding.

Dividends

     We have not paid cash dividends on our common stock, with the exception of 1983, since our inception. We do not anticipate paying any dividends at any time in the foreseeable future. We expect to use any excess funds generated from our operations for working capital and to continue to fund our various projects.

     Our Articles of Incorporation restrict our ability to pay cash dividends under certain circumstances. For example, our board can only declare dividends subject to any prior right of our preferred stockholders to receive any accrued but unpaid dividends. In addition, our board can only declare a dividend to our common stockholders from net assets that exceed any liquidation preference on any outstanding preferred stock.

Employment Agreement Provisions Related to Changes in Control

     We have employment agreements with change in control provisions with the following officers: Fred E. Cooper, Anthony
J. Feola, Glenn Keeling and Michael P. Thompson. The agreements provide that in the event of a "change of control," we must: issue to Mr. Cooper shares of common stock equal to 5%; issue to Mr. Feola 4%; issue to Mr. Keeling 3%; and issue to Mr. Thompson 2% each of our outstanding shares of common stock. For purposes of these agreements, a change of control is deemed to occur: when 20% or more of our outstanding voting stock is acquired by any person; or when 1/3 or more of our directors are not continuing directors, as defined in the agreements; or when a controlling influence over our management or policies is exercised by any person or by persons acting as a group within the meaning of the federal securities laws.

Warrants

     As of April 30, 2002, we had outstanding warrants - most of which are not currently exercisable - to purchase _________________ shares of our common stock. These warrants have exercise prices ranging from $.015 to $3.20 per share and expiration dates through December 4, 2006, and are held by members of our scientific advisory board, certain employees, officers, directors, loan guarantors, and consultants. As of April 30, 2002, many of our outstanding warrants were not currently exercisable - 82,746,898 warrants were subject to a lock-up arrangement where the warrant holders agreed not to exercise them until August 2002.

     Holders of warrants are not entitled to vote, to receive dividends or to exercise any of the rights of the holders of shares of our common stock for any purpose until the warrant holder properly exercises the warrant and pays the exercise price.


                  MARKET PRICE FOR COMMON STOCK

     Our common stock trades on the electronic bulletin board under the symbol "BIKO." On May __, 2002, the closing bid price for the common stock was $.___ per share. The following table sets forth the high and low bid prices for our common stock during the calendar periods indicated, through March 31, 2002. Because our stock trades on the electronic bulletin board, you should know that these stock price quotations reflect inter-dealer prices, without retail mark-up, markdown or commission, and they may not necessarily represent actual transactions.


Calendar Year                    High            Low
and Quarter

1999            First Quarter    $ .084          $ .049
                Second Quarter   $ .340          $ .048
                Third Quarter    $ .125          $ .070
                Fourth Quarter   $ .099          $ .050

2000            First Quarter    $1.050          $.051
                Second Quarter   $.400           $.160
                Third Quarter    $.184           $.12
                Fourth Quarter   $.122           $.049

2001            First Quarter    $.1355          $.05
                Second Quarter   $.072           $.037
                Third Quarter    $.057           $.01
                Fourth Quarter   $.049           $.02

2002            First Quarter    $.033           $.015

     As of April 8, 2002, the record date for our meeting, we had approximately 127,000 holders, including those who hold in street name, of our common stock, and 41 holders of our preferred stock.


                     SELECTED FINANCIAL DATA

                     2001       2000         1999        1998          1997
  Total Assets  $24,637,421  $21,930,070  $15,685,836  $9,835,569   $12,981,300

  Long-Term
  Obligations   $ 2,280,935  $ 2,211,537  $ 1,338,387  $1,412,880   $ 2,697,099

  Working
   Capital     ($10,429,990) $   754,368  $ 4,592,935 ($9,899,008)  $   888,082
   (Deficit)

  Preferred
   Stock        $   169,300  $         0  $   720,000  $        0   $         0

  Net Sales     $ 4,342,203  $   340,327  $   112,354  $1,145,968   $ 1,155,907

  TOTAL
   REVENUES     $ 4,349,918  $   345,874  $   165,251  $1,196,180   $ 1,260,157

  Other Income  $   561,817  $   589,529  $ 1,031,560  $  182,033   $   165,977

  Warrant
   Extensions   $         0  $ 5,233,529  $ 4,669,483  $        0   $ 4,046,875

  Benefit
  (Provision)
   for Income
    Taxes      ($   120,882) $         0  $         0  $        0   $         0

  Net Loss     ($30,942,310)($42,546,303)($38,072,578)($22,402,644)($30,433,177)

  Net Loss per
   Common Share:
    Basic             ($.02)       ($.04)       ($.05)       ($.08)       ($.43)
    Diluted           ($.02)       ($.04)       ($.05)       ($.08)       ($.43)

   Cash Dividends
    per share:

    Preferred          $  0         $  0         $  0         $  0         $  0
    Common             $  0         $  0         $  0         $  0         $  0



     For more information, you should read our Form 10-K for the year ended December 31, 2001, which you can get from us by following the directions on the last page of this proxy.

             INCREASE IN NUMBER OF AUTHORIZED SHARES

     Our Articles of Incorporation, as amended, authorize the issuance of 4,000,000,000 shares of common stock, par value $.10 per share. As of April 30, 2002 we had ______________ shares of our common stock outstanding, plus currently exercisable warrants to purchase _____________ shares of our common stock.

     Until we're able to achieve significant international sales of our Petrol Rem products, as well as significant placement and revenue from our ViaCirq hyperthermia system, we'll continue to need to raise capital by selling our stock and convertible securities. Since we began our Petrol Rem and ViaCirq projects, through December 31, 2001 we've spent $17.8 million and $18.7 million, respectively, and only realized total revenues of approximately $3.8 million from those projects through December 31, 2001. Because the market price for our stock has remained low, we've had to sell more stock than we planned; therefore, our management and our board believe that it's necessary to authorize more shares.

     The proposal to increase the number of authorized shares is part of our management's long-term plan to continue funding for our primary projects: our continued marketing efforts for our environmental and hyperthermia products, to continue research and development, clinical trials and to fund manufacturing start-up of the noninvasive glucose sensor. Any future sale of additional shares, whether in a public or private offering, will dilute your holdings. Our management has no current specific plans for any proceeds received from the future sale of the additional shares, but may use any proceeds to continue funding our operations, existing research and development projects, manufacturing, and other unrelated projects which they believe are in the best interest of our company. Those projects are risky, and our management can't assure you that any project will be successful or profitable.

     As part of our management's plan to increase the value of our company, we have made some major cost-cutting moves:

     Our management has taken salary cuts of 40-50% each, which will mean approximately $1 million less in executive salaries in 2002;

     We are in the process of selling our CCTI assets and discontinuing those metal-coating operations, which will save us approximately $900,000 in 2002, compared to 2001;

     We have discontinued the Truepoints.com operations, which will save us over $750,000 in 2002, compared to 2001;

     We have trimmed our Biocontrol Technology payroll, and kept only those employees necessary to continue the Diasensor3000 research and development, plus those employees working on our outside contract manufacturing that generates revenues; and

     We discontinued our ongoing clinical trials of the Diasensor2000, because it took much longer and cost more than we thought it would take - we believe we are better off finishing the development of the Diasensor3000 - because it is a better device, and because we believe the clinical trials for the new device will be quicker and less expensive.

     During the past several years, we have invested in companies because our management believed they would generate revenue - some did and some did not. One investment that continues to generate revenue is INTCO. In 2000, we invested approximately $1.25 million in INTCO, an environmental clean-up company. INTCO is part of our Petrol Rem subsidiary, and is generating revenues. INTCO was the primary reason for Petrol Rem's increased revenues in 2001; INTCO's revenues aggregated approximately $3.2 million during 2002. One investment that did not generate the revenues we hoped was Tireless LLC, which is another part of our Petrol Rem operations. In addition to our total equity investment of $455,000, we also loaned Tireless $515,610 during the year ended December 31, 2001, and to date Tireless has only generated minimal revenues. We are not planning to invest any more money in Tireless.

     We've also invested in four other companies over the last few years because our management believed they would either generate revenues, or would bring strength and support to our diabetes-related projects. Those companies, American Inter-Metallics, Inc., MicroIslet, Inc., Insight Data Link, and Diabecore Medical Inc. are unconsolidated subsidiaries.
Beginning in 1999 and through December 31, 2001, we've invested a total of approximately $3.7 million in those four companies.
None of those investments have generated any revenue, although our management believes MicroIslet may still prove to be a valuable investment. We are not planning to increase our investment in any of those four companies.

     In 2001, we also invested in Rapid HIV Detection Corp., which we formed to market rapid HIV tests. Although our management believes the Rapid HIV tests are good products, we have not made the additional investments called for in our contract. The primary reason we didn't make scheduled payments is our cash flow problems. Our management is now deciding whether to use any future money we receive to continue investing. If we don't catch up on the payments that are due, we will probably lose our marketing rights in May 2002.

     You should read our Form 10-K for more information on all of our projects - for instructions on how to receive a copy, please read the last page of this proxy.

     Other than the projects we discussed earlier, at this time, we don't have any specific plans to invest in other companies through acquisitions or joint ventures, or other investments.

     Part of any proceeds we receive from selling our stock will also be used for general and administrative expenses, including salaries and bonuses. In 2001, we paid our executive officers and directors a total of approximately $3.6 million, which includes all payments from not only BICO, but also all of our subsidiaries. In the first quarter of 2001, we had to pay David
L. Purdy approximately $900,000 when he left BICO - we've replaced him with someone who earns less than Mr. Purdy. Because our executive officers have all taken pay cuts, those expenses will be lower in 2002.

     In the past, we made loans to certain officers and directors for the reasons we discuss in the Loans section of this proxy - the primary reason was to refinance loans secured by BICO stock, so the stock wouldn't have to be sold. We believe that if our officers had been forced to sell their stock, and to disclose the sale, it would have hurt our stock price because many people view insider stock sales as a negative message. We haven't made any similar loans since 1999, and we don't plan to make any more loans. The loans are being repaid, and we are working with our officers to obtain full repayment.

     Although our stockholders approved a reverse stock split of up to one for twenty in June 1998, we have no current plans to conduct a reverse stock split.

     All our shares of common stock will be equal to each other with respect to liquidation rights and dividend rights and there are no preemptive rights to purchase any additional shares of common stock.

     In the event of a liquidation, dissolution or winding up of our operations, whether voluntary or involuntary, and subject to the rights of any preferred stockholders, the holders of our common stock would be entitled to receive, on a pro rata basis, all of our remaining assets available for distribution to our stockholders.

     We have not paid cash dividends on our common stock, with the exception of 1983, since our inception. We do not anticipate paying any dividends at any time in the foreseeable future. Our Articles of Incorporation restrict our ability to pay cash dividends under certain circumstances. For example, our board can only declare dividends subject to any prior right of our preferred stockholders to receive any accrued but unpaid dividends. In addition, our board can only declare a dividend to our common stockholders from net assets that exceed any liquidation preference on any outstanding preferred stock. Our board of directors unanimously approved a resolution to propose that the stockholders increase the number of authorized shares of common stock to 5,000,000,000 by amending our Articles of Incorporation.

     Our shareholders have already authorized significant increases in the number of our authorized shares of common stock over the last several years. Because we have not been able to generate any significant cash from operations we have historically funded our activities by issuing stock to raise capital. In 1996, we had 60 million shares authorized, and that number has increased every year since then:

     Our shareholders approved an increase to 100 million shares in February 1997;

     Our shareholders approved an increase to 150 million shares in September 1997;

     Our shareholders approved an increase to 300 million shares in February 1998;

     Our shareholders approved an increase to 600 million shares in June 1998;

     Our shareholders approved an increase to 975 million shares in March 1999;

     Our shareholders approved an increase to 1.7 billion shares in February 2000;

     Our shareholders approved an increase to 2.5 billion shares in May 2001;

     Our shareholders approved an increase to 4 billion shares in November 2002; and

     We're now asking you to approve another increase to 5 billion shares.

     Each time we ask our shareholders to approve an increase in the number of authorized shares and we have to sell those new shares to fund our operations, it dilutes the ownership of our existing stockholders. However, until we have other sources of funds, like material revenues from our projects, it's the only way we can raise money to continue operations. If we do not achieve sufficient cash flow from operations we may need to ask our stockholders for another increase in the number of shares authorized.

     If you approve the increase, our board of directors will be able to authorize the sale of those shares without your additional approval. Our board will have the ability to use the shares to raise more capital to fund our operations and research and development projects, to invest in other companies that already generate revenues or have short-term revenue-generating potential, or to support the capital needs of our current projects. Our board will authorize our management to use any funds raised to fund existing or new research and development projects, or other investments, as our management determines is in the best interest of our company. We know that we will need to sell new shares - we just don't know if we'll have to sell all
of them, or how much we'll receive.   We may sell convertible
securities like preferred stock or debentures, as we've done in the past. If we sell convertible debentures or preferred stock, it will be similar to prior sales - they will be convertible into common stock after a holding period, at a discount to the market price at the time of conversion, and will probably not have a minimum conversion price. In the past few years, we've sold both convertible securities and common stock in various offerings, all of which were on a best-efforts basis:

          We filed a registration statement for 1.21 billion shares on April 1, 2002 to cover conversions of our outstanding preferred stock - as of April 10, 2002, the registration statement is not effective, which means we can't issue any of the common stock yet;

          We registered 800 million shares of common stock in the third quarter of 2001;

          We registered approximately 431 million shares in the third quarter of 2000, which included both common stock and conversion shares for convertible preferred stock and convertible debentures;

          We registered 375 million shares of common stock in the second quarter of 1999; and

          We registered 200 million shares of common stock in the last quarter of 1998.

     Our common stock trades on the electronic bulletin board. Until late 1998, we traded on the Nasdaq Small-Cap market. In 1998, Nasdaq implemented new requirements to trade on the Small-Cap market, including a $1 minimum price per share. Since our stock trades at less than $1 per share, we were delisted. Our stock continues to trade with acceptable trading volume on the electronic bulletin board. Although our overall stock price has declined over the past several years - as you can see from the Market Price for Common Stock section - we don't believe the declining price of our stock has much to do with our delisting from Nasdaq. Rather, we believe it is due in part to the increasing number of authorized shares as well as the reality that we need to continue to sell our stock to fund operations, and the dilutive impact of those facts.

     Our board of directors unanimously recommends that you approve the proposal to amend our Articles of Incorporation to increase the number of our authorized shares of common stock to
5,000,000,000.   We need a majority to approve the increase.  If
you don't specify any vote and you send in a properly executed proxy, your stock will be voted in favor of the increase.

OUR BOARD RECOMMENDS A VOTE FOR THIS PROPOSAL.

                DIRECTORS AND EXECUTIVE OFFICERS


   Name                Age   Director       Position
                               Since

Fred E. Cooper         56       1989        Chief Executive Officer,
                                            Executive Vice President,
                                            Director

Anthony J. Feola       53       1990        Chief Operating Officer,
                                            Director

Michael P. Thompson    52                   Chief Financial Officer

Glenn Keeling          50       1991        Senior Vice President,
                                            Director

Ben Johnson            57                   Executive Vice President

Stan Cottrell          58       1998        Director

Paul W. Stagg          54       1998        Director


FRED E. COOPER, 56, is our chief executive officer, executive vice president and a director; he devotes approximately 60% of his time to BICO, and 40% to Diasense. Prior to joining us, Mr. Cooper co-founded Equitable Financial Management, Inc. of Pittsburgh, PA, where he was the executive vice president until
he left in August 1990.   Our board of directors appointed him
chief executive officer in January 1990. He is also an officer and director of Diasense and Rapid HIV Detection Corp., and a director of Petrol Rem and Coraflex.

ANTHONY J. FEOLA, 53, is our chief operating officer; he rejoined BICO in April 1994, after serving as Diasense's vice president of marketing and sales from January 1992 until April 1994. Prior to January 1992, he was our vice president of marketing and sales. Prior to joining us in November 1989, Mr. Feola was vice president and chief operating officer with Gateway Broadcasting in Pittsburgh in 1989, and national sales manager for Westinghouse Corporation, also in Pittsburgh, from 1980 until 1989. He was elected a director in February 1990, and also serves as the secretary of Rapid HIV Detection Corp. and a director of Diasense, Coraflex, and Petrol Rem.

MICHAEL P. THOMPSON, 52, joined BICO as our interim chief financial officer in August 2000, and was elected our chief financial officer by our board of directors in January 2001. Prior to joining us, he was a partner in Thompson Dugan, P.C., the CPA firm that served as our outside auditors until August 2000, when Mr. Thompson joined us as interim CFO. He has been a CPA for over 25 years. He is also the chief financial officer for Diasense and Petrol Rem, and a director of ViaCirq.

GLENN KEELING, 50, joined our board of directors in April 1991. Mr. Keeling currently is a full-time employee of BICO in the position of senior vice president; his primary responsibilities are to manage our ViaCirq operations. From 1976 through 1991, he was a vice president in charge of new business development at Equitable Financial Management, Inc., a regional equipment lessor. His responsibilities included initial contacts with banks and investment firms to open new lines of business referrals in connection with financing large equipment transactions. He is also president and a director of ViaCirq.

R. BEN JOHNSON, 57, joined BICO in 2001 as our executive vice president and the director of our Washington, DC office. Prior to joining us, he spent from 1993-2001 on the staff for the President of the United States. From 1999-2001, he was the assistant to the President and director of the President's Initiative for One America, the first freestanding White House office in history to focus on closing the opportunity gap that exists for minorities in the U.S. From 1997-1999, he was deputy assistant to the President and deputy director of public liaison. From 1993-1997, he served as special assistant to the President and associate director of public liaison, the primary liaison to the national African-American community. He also serves as an officer and director of Rapid HIV Detection Corp.

STAN COTTRELL, 58, was appointed to our board of directors in 1998. Mr. Cottrell is the chairman and founder of Cottrell Associates International, Inc., which provides international business development, brokerage, specialty marketing and promotional services. He is a former director of marketing for Inhalation Therapy Services and was employed by Boehringer Ingelheim, Ltd. as a national product manager. Mr. Cottrell is a world ultra-distance runner and the author of several books.

PAUL W. STAGG, 54, was appointed to our board of directors in 1998. Mr. Stagg is the owner of P.C. Stagg, LLC. Prior to his current position, he was the marketing manager for the Wholesale Division of First Financial Resources, Inc., where he was responsible for marketing, underwriting, sorting and coordinating various types of financing for institutional investors. Prior to his current position, he was district distributor of marketing for Ginger Mae, a division of United Companies of Baton Rouge, LA.

Item 405 of Regulation S-K requires us to make disclosures regarding timely filings required by Section 16(a) of the Securities and Exchange Act. Based solely on our review of copies of forms received and written representations from certain reporting persons, we believe that all of our officers, directors and greater than ten percent beneficial owners complied with applicable filing requirements.


         CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     We share common officers and directors with our subsidiaries. In addition, BICO and Diasense have entered into several intercompany agreements including a purchase agreement, a research and development agreement and a manufacturing agreement, which we describe later in this section. Our management believes that it was in our best interest to enter into those agreements and that the transactions were based upon terms as fair as those which may have been available in comparable transactions with third parties. However, we did not hire any unaffiliated third party to determine independently the fairness of those transactions. Our policy concerning related party transactions requires the approval of a majority of the disinterested directors of both the corporations involved, if applicable.

Employment Relationships

     Our board of directors approved employment agreements on November 1, 1994 for our current officers, Fred E. Cooper, Anthony J. Feola and Glenn Keeling, and approved an employment agreement for Michael P. Thompson in August 2000. Fred E. Cooper, chief executive officer, executive vice president and a director, is a director of Diasense, Petrol Rem, and Rapid HIV Detection Corp. He is also the CEO of Rapid HIV Detection Corp and the president of Diasense. Mr. Cooper devotes approximately 60% of his time to BICO and 40% to Diasense. Anthony J. Feola, chief operating officer and a director, is also the secretary of Rapid HIV Detection Corp, and a director of Diasense, and Petrol Rem. Glenn Keeling is our senior vice president and a director. Mr. Keeling is also the president and a director of ViaCirq. Michael P. Thompson is our chief financial officer. He is also the chief financial officer for Diasense and Petrol Rem, and a director of ViaCirq. Ben Johnson, executive vice president and director of our Washington, D.C. office, is also the executive vice president and a director of Rapid HIV Detection Corp.

Property

     Two of our current executive officers and/or directors
and three former directors are members of the nine-member 300 Indian Springs Road Real Estate Partnership that in July 1990 purchased our real estate in Indiana, Pennsylvania. Each member of the partnership personally guaranteed the payment of lease
obligations to the bank providing the funding.   The five members
of the partnership who are also current or former officers and/or directors of BICO, David L. Purdy, Fred E. Cooper, Glenn Keeling, Jack H. Onorato and C. Terry Adkins, each received warrants on June 29, 1990 to purchase 100,000 shares of our common stock at an exercise price of $.33 per share until June 29, 1995. Those warrants still outstanding as of the original expiration date
were extended until June 29, 2003.   Mr. Purdy, who was a
director and executive officer at the time of the transaction, resigned from our board of directors on June 1, 2000, and resigned as an officer in November 2000, effective February 2001. Mr. Adkins, who was a director at the time of the transaction, resigned from our board of directors on March 30, 1992. Mr. Keeling, who was not a director at the time of the transaction,
joined our board of directors on May 3, 1991.   Mr. Onorato, who
was not a director at the time of the transaction, was a BICO
director from September 1992 until April 1994.   The property was
sold in October 2000 for $475,000, and each of the partners received $12,698, after the mortgage was paid.

     Like all our warrants, the warrants issued to the members of 300 Indian Springs Road Real Estate Partnership had exercise prices equal to or above the current quoted market price of our common stock on the date of issuance.

Warrants

     On  April  28,  1999, we granted warrants  to  purchase  our common stock at $.129 per share until April 28, 2004 in the following amounts: 4,000,000 to Fred E. Cooper, our chief executive officer and a director; 2,000,000 to Anthony J. Feola, our chief operating officer and a director; 2,000,000 to Glenn Keeling, our senior vice president and a director; 4,000,000 to David L. Purdy, our former chairman and director; 250,000 to Stan Cottrell, a director; and 250,000 to Paul Stagg, a director. The exercise price of $.129 per share was equal to the market price on April 28, 1999.

     On August 28, 2000, we granted warrants to purchase 1,000,000 shares of our common stock at $.125 per share until August 28, 2005 to Michael P. Thompson, our chief financial officer. The exercise price of $.125 per share was equal to the market price on August 28, 2000.

     On January 11, 2001, we granted warrants to purchase 500,000 shares of our common stock at $.073 per share until January 11, 2006 to Ben Johnson, our executive vice president. The exercise price of $.073 per share was equal to the market price on January 11, 2001.

     On February 1, 2001, we granted warrants to purchase 200,000 shares of our common stock at $.102 per share until February 1, 2006 to Paul Stagg, a director. The exercise price of $.102 per share was equal to the market price on February 1, 2001.

     On May 23, 2001, we granted warrants to purchase our common stock at $.0525 per share until May 23, 2006 in the following amounts: 15 million to Fred E. Cooper, our chief executive officer and a director; 10 million to Anthony J. Feola, our chief operating officer and a director; 8 million to Glenn Keeling, our senior vice president and a director; 3 million to Michael P. Thompson, our chief financial officer; 1 million to Stan
Cottrell, a director and 1 million to Paul Stagg, a director. The exercise price of $.0525 per share exceeded the market price on May 23, 2001.

     On July 30, 2001, we granted warrants to purchase 1 million shares of common stock at $.05 per share until July 30, 2006 to Ben Johnson, our executive vice president. The exercise price of $.05 per share exceeded the market price on July 30, 2001.

     On December 3, 2001, we granted warrants to purchase 500,000 shares of common stock at $.05 per share until December 3, 2006 to Ben Johnson, our executive vice president. The exercise price of $.05 per share exceeded the market price on December 3, 2001.

Loans

     In 1999, we consolidated all of Fred E. Cooper's
outstanding loans from us, including accrued interest, into one loan in the amount of $777,399.80 at 8% interest. Mr. Cooper
began repaying the loans in May of 1999.   The loan balance as of
December 31, 2001 was $678,021. Our disinterested directors - with Mssrs. Cooper, Feola and Keeling abstaining with respect to their individual transactions- approved these loans because the disinterested directors believed they were for a good business purpose. The business purposes were: to provide Mr. Cooper with funds during his initial years with BICO, when he waived a salary; and to refinance loans secured by BICO stock, so the stock wouldn't have to be sold when the loans were in default. Mr. Cooper's individual loans, along with Mssrs. Feola and Keeling's loans, had been, for a period beginning in March 1996, secured by BICO certificates of deposits. Those CDs were released in February 1998, when Mssrs. Cooper, Feola and Keeling obtained loans from BICO and repaid the loans, which had been secured by the BICO certificates of deposit. The disinterested directors believed that if Mr. Cooper and the other directors had been forced to sell their stock, and to disclose the sale, it would have hurt our stock price because many people view insider stock sales as a negative message. In 2001, Mr. Cooper gave his stock in B-A-Champ.com to BICO; he no longer owns any interest in B-A-Champ.com.

     In 1999, we consolidated all of Anthony J. Feola's outstanding loans from us, including accrued interest, into one loan in the amount of $259,476.82 at 8% interest. Mr. Feola began repaying the loans in May of 1999. The loan balance as of December 31, 2001 was $197,570. Our disinterested directors - with Mssrs. Feola, Cooper and Keeling abstaining with respect to their individual transactions- approved these loans because the disinterested directors believed they were for a good business purpose. The business purposes was to refinance loans secured by BICO stock, so the stock wouldn't have to be sold when the loans were in default. Mr. Feola's individual loan, along with Mssrs. Cooper and Keeling's loans, had been, for a period beginning in March 1996, secured by BICO certificates of deposits. Those CDs were released in February 1998, when Mssrs. Cooper, Feola and Keeling obtained loans from BICO and repaid the loans, which had been secured by BICO certificates of deposit. The disinterested directors believed that if Mr. Feola and the other directors had been forced to sell their stock, and to disclose the sale, it would have hurt our stock price because many people view insider stock sales as a negative message.

     In 1999, we consolidated all of Glenn Keeling's outstanding loans from us, including accrued interest, into one loan in the amount of $296,358.07 at 8% interest. Mr. Keeling began repaying
the loans in May of 1999.   The loan balance as of December 31,
2001 was $150,161. Our disinterested directors - with Mssrs. Keeling, Feola and Cooper abstaining with respect to their individual transactions- approved these loans because the disinterested directors believed they were for a good business purpose. The business purposes was to refinance loans secured by BICO stock, so the stock wouldn't have to be sold when the loans were in default. Mr. Keeling's individual loan, along with Mssrs. Cooper and Feola's loans, had been, for a period beginning in March 1996, secured by BICO certificates of deposits. Those CDs were released in February 1998, when Mssrs. Cooper, Feola and Keeling obtained loans from BICO and repaid the loans, which had been secured by the BICO certificates of deposit. The disinterested directors believed that if Mr. Keeling and the other directors had been forced to sell their stock, and to disclose the sale, it would have hurt our stock price because many people view insider stock sales as a negative message.

     In September 1995, we granted a loan in the amount of $250,000 to Allegheny Food Services in the form of a one-year renewable note bearing interest at prime rate as reported by the Wall Street Journal plus 1%. Interest and principal payments have been made on the note, and as of December 31, 2001, the balance was $24,394. Our board of directors approved this loan because of its business purpose - in return for granting the loan, we received an option to purchase a franchise owned by Joseph Kondisko, a former director of Diasense, who is a principal owner of Allegheny Food Services. The franchise generates revenue, which is why we made the investment - until our products begin to generate significant revenues; we investigate other ways to generate revenue to fund our operations. We have not exercised the option, which has an exercise price of $200,000, but it remains valid until 2005.

     In 2001, we granted a loan in the amount of $110,000 to Anthony DelVicario, a former Diasense director and the president of American Intermetallics. We loaned him the money because he used it to try to close a transaction in Europe that will generate revenues. The transaction involves the creation of a distribution system in Europe to sell American Intermetallic's products and generate revenue. In November 2001, we increased the amount due to $114,000 to cover accrued interest and secured the loan with all of the assets of American Intermetallics. Mr. DelVicario began making monthly payments on the loan in March 2002.

     In April 2001, we loaned $70,000 to Pascal M. Nardelli, president and chief executive officer of Petrol Rem. In August
2001, Mr. Nardelli repaid the note in full, plus accrued interest of $2,110.

     All future loans to officers, directors and their affiliates will also be made only after board approval, and for good business purposes.

Consulting

     In 2000, we hired Thomas F. Feola as an outside consultant to assist us with finding and evaluating environmental companies for potential acquisitions, mergers or strategic alliances. Thomas F. Feola is the brother of Anthony J. Feola, our COO and a director. We paid Thomas Feola $64,000 in 2000 and $56,000 in 2001, and we terminated his services in August 2001.


             Compare 5-Year Cumulative Total Return
                      Among BICO ("BIKO"),
                 Market Index and SIC Code Index

          [INSERT GRAPH IN DEFINITIVE PROXY MATERIALS]




         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                         AND MANAGEMENT

     The following table sets forth the indicated information as of December 31, 2001 with respect to each person who we know is beneficial owner of more than 5% of the outstanding common stock, each of our directors and executive officers, and all of our directors and executive officers as a group.

     As of December 31, 2001, we had 2,450,631,111 shares of our common stock outstanding. The table below shows the common stock currently owned by each person or group, including common stock underlying warrants, all of which are currently exercisable, as of December 31, 2001. The left-hand column sets forth the percentage of the total number of shares of common stock outstanding as of December 31, 2001, which would be owned by each named person or group if they exercised of all of their warrants, together with common stock they currently owned. An asterisk - *
- means less than 1%. Except as otherwise indicated, each person has the sole power to vote and dispose of each of the shares listed in the columns opposite his name.

Name and                 Amount and      Percent of Beneficial
Address of               Nature of       Ownership of
Beneficial               Beneficial      Total Outstanding
Owner                    Ownership (1)   Common Stock (2)


Fred E. Cooper           21,076,200 (3)   *
2275 Swallow Hill Road
Bldg. 2500, 2nd Floor
Pittsburgh, PA  15220

Stan Cottrell             1,350,000 (4)   *
4619 Westhampton Drive
Tucker, GA 30084

Anthony J. Feola         13,404,000 (5)   *
2275 Swallow Hill Road
Bldg. 2500, 2nd Floor
Pittsburgh, PA 15220

Robert B. Johnson         1,500,000 (6)   *
1140 Connecticut Ave., NW
11th Floor
Washington, DC  20036

Glenn Keeling            10,738,500 (7)   *
2275 Swallow Hill Road
Building 2500,2nd Floor
Pittsburgh, PA 15220

Paul Stagg                1,570,000 (8)   *
168 LaLanne Road
Madisonville, LA 70447

Michael P. Thompson       4,000,000 (9)   *
2275 Swallow Hill Road
Bldg. 2500, 2nd Floor
Pittsburgh, PA 15220

All directors            53,638,700(10)   2.1%
and executive
officers as a
group (7 people)

NOTE: The officers and directors listed above entered into agreements not to exercise the warrants set forth below until August 2002. This means that the warrants are only currently exercisable after that time.

(1) Includes ownership of all shares of common stock which each named person or group has the right to acquire, through the exercise of warrants, within sixty (60) days, together with the common stock currently owned.

(2) Represents total number of shares of common stock owned by each person, which each named person or group has the right to acquire, through the exercise of warrants within sixty (60) days, together with common stock currently owned, as a percentage of the total number of shares of common stock outstanding as of June 30, 2001. For individual computation purposes, the total number of shares of common stock outstanding as of June 30, 2001 has been increased by the number of additional shares which would be outstanding if the person or group exercised all outstanding warrants.

(3) Includes warrants to purchase the following: 300,000 shares of common stock at $.25 per share until May 1, 2003; 4,000,000 shares of common stock at $.129 per share until April 28, 2004; and 15,000,000 shares of common stock at $.0525 per share until May 23, 2006. In addition, Mr. Cooper is entitled to certain shares of common stock upon a change of control of BICO as defined in his employment agreement.

(4) Includes warrants to purchase 250,000 shares of common stock at $.129 per share until April 28, 2004; and warrants to purchase
1,000,000 shares of common stock at $.0525 until May 23, 2006.

(5) Includes warrants to purchase the following: 100,000 shares of common stock at $.25 per share until November 26, 2003; 100,000 shares of common stock at $.25 per share until May 1, 2003; 350,000 shares of common stock at $.50 per share until October 11, 2002; 2,000,000 shares of common stock at $.129 per share until April 28, 2004; and 10,000,000 shares of common stock at $.0525 per share until May 23, 2006. In addition, Mr. Feola is entitled to certain shares of common stock upon a change of control of BICO as defined in his employment agreement.

(6) Includes warrants to purchase the following: 500,000 shares of common stock at $.0730 per share until January 11, 2006; and 1,000,000 shares of common stock at $.05 per share until July 30, 2006.

(7) Includes warrants to purchase 100,000 shares of common stock at $1.48 per share until August 26, 2003; 2,000,000 shares of common stock at $.129 per share until April 28, 2004; and 8,000,000 shares of common stock at $.0525 per share until May 23, 2006. In addition, Mr. Keeling is entitled to certain shares of common stock upon a change of control of BICO as defined in his employment agreement.

(8) Includes warrants to purchase 20,000 shares of common stock at $.06 per share until April 27, 2003; 250,000 shares of common stock at $.129 per share until April 28, 2004; 200,000 shares of common stock at $.102 per share until February 1, 2006; and 1,000,000 shares of common stock at $.0525 per share until May 23, 2006.

(9) Includes warrants to purchase 1,000,000 shares of common stock at $.125 per share until August 28, 2005; and 3,000,000 shares of common stock at $.0525 per share until May 23, 2006.
In addition, Mr. Thompson is entitled to certain shares of common stock upon a change of control of BICO as defined in his employment agreement.

(10) Includes shares of common stock available under warrants to purchase an aggregate as set forth above.

                      STOCKHOLDER PROPOSALS

     All stockholder proposals to be presented at the next Annual
Meeting of the Company must be received by the Company at its principal executive offices by October 15, 2002 for inclusion in the proxy materials relating to the next Annual Meeting.

                          OTHER MATTERS

     Our management does not know of any other matters that are
to be presented for action at the meeting.   Should any other
matter come before the meeting, however, the person named in the enclosed proxy shall have discretionary authority to vote all shares represented by valid proxies with respect to such matter in accordance with his judgment.

               WHERE YOU CAN FIND MORE INFORMATION

     The securities laws require us to file reports and other
information.   All of our reports can be reviewed at the SEC's
web site, at www.sec.gov through the SEC's EDGAR database.   You
can also review and copy any report we file with the SEC at the SEC's Public Reference Room, which is located at 450 Fifth Street, N.W., Washington, D.C., or at the SEC's regional offices, including the ones located at 601 Walnut Street, Curtis Center, Suite 1005E, Philadelphia, PA 19106-3432; and 75 Park Place, New York, NY. You can also order copies for a fee from the SEC's Public Reference section, at 450 Fifth Street, N.W. Washington,
D.C. 20549.   Our stock trades on the electronic bulletin board.

     This proxy omits certain information that is contained in the other reports we filed with the SEC. Our most recent financial statements and other information regarding our operations can be found in the reports listed below, and you should review those reports along with this proxy.

           OTHER IMPORTANT DOCUMENTS YOU SHOULD REVIEW

     Our latest financial statements, as well as other important information, are contained in the following documents, all of
which are incorporated by reference to this proxy.    The SEC
allows us to disclose important information to you by referring to other documents. We are also permitted to include the following reports, which have been filed with the SEC, as well as the reports we file with the SEC in the future, as part of this proxy, without copying the reports into the proxy. This is known
as incorporation by reference.    The following documents are
incorporated by reference:

   (a)  Our Annual Report on Form 10-K for the fiscal year ended
        December 31, 2001
   (b)  Our Form 10-Q for the quarter ended March 31, 2002
   (c)  Our Form 8-Ks filed on the following dates:
        a.  Our Form 8-K filed April 4, 2002 for the event dated
            April 3, 2002
        b.  Our Form 8-K filed April 9, 2002 for the event dated
            April 5, 2002

     We will send you a copy of these documents if you ask for them. If you want to receive copies, please contact our Shareholder Relations department at: Shareholder Relations Department, BICO, Inc., 2275 Swallow Hill Road, Building 2500, 2nd Floor, Pittsburgh, PA 15220, by telephone at 412-429-0673 or by fax at 412-279-9690.

                           By Order of the Board of Directors


                           __________________________________
                           Anthony J. Feola, Secretary

PRELIMINARY PROXY CARD




BICO, INC. PROXY
2275 Swallow Hill Road                      THIS PROXY IS SOLICITED ON
Pittsburgh, PA  15220                       BEHALF OF THE BOARD OF DIRECTORS


     The undersigned, having received the notice of the special meeting of stockholders and the BICO, Inc. proxy statement,
hereby appoint(s)   Anthony J. Feola   proxy   of the undersigned
(with   full   power   of substitution) to attend the special
meeting and all adjournments thereof and there vote all of the undersigned's shares of BICO common stock that the undersigned would be entitled to vote if he, she or they personally attended the meeting, on all matters presented for a vote. To cast your vote, please check the box next to the appropriate response.

1. Approval of an amendment to the Company's Articles of Incorporation to increase the number of authorized shares of common stock to 5,000,000,000.

                    |  | FOR   |  | AGAINST   |  | ABSTAIN


2. In his discretion upon the transaction of other business as may properly come before the special meeting.

                    |  | FOR   |  | AGAINST   |  | ABSTAIN

     The undersigned hereby revokes all previous proxies for the special meeting, acknowledges receipt of the notice of the special meeting and proxy statement furnished therewith and ratifies all that the said proxies may do by virtue hereof.

     This proxy when properly executed will be voted in the manner specified herein. If no specification is made, this proxy will be voted in favor of Item 1 and the authority provided by
Item 2 will be deemed granted.

     Please sign exactly as name appears below. Joint owners should each sign personally. If signing in any fiduciary or representative capacity, give full title as such. For shares held by a corporation, please affix corporate seal.


                          Date:___________________________________


                               ___________________________________
                               Signature


                               ___________________________________

                               Sign, date and return this proxy
                               Immediately in the enclosed envelope
                               To Mellon Investor Services

   NOTE: ONLY BONA FIDE STOCKHOLDERS WILL BE ADMITTED TO THE
SPECIAL STOCKHOLDERS MEETING; PHOTO IDENTIFICATION AND PROOF OF
OWNERSHIP AS OF THE RECORD DATE WILL BE REQUIRED FOR ADMITTANCE.